Exhibit 99.2

 Announces the Acquisition of Foothills Bancorp, Inc.June 27, 2018

 2  Compliance Disclosure  Important Information for ShareholdersThis presentation shall not constitute an offer to sell, the solicitation of an offer to sell, or the solicitation of an offer to buy any securities or the solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction, SmartFinancial, Inc. (“SmartFinancial”) will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will contain the proxy statement of Foothills Bancorp, Inc. (“Foothills Bancorp”) and a prospectus of SmartFinancial. Shareholders of Foothills Bancorp are encouraged to read the registration statement, including the proxy statement/prospectus that will be part of the registration statement, because it will contain important information about the proposed transaction, Foothills Bancorp, and SmartFinancial. After the registration statement is filed with the SEC, the proxy statement/prospectus and other relevant documents will be mailed to Foothills Bancorp shareholders and will be available for free on the SEC’s website (www.sec.gov). The proxy statement/prospectus will also be made available for free by contacting Ron Gorczynski, SmartFinancial’s Chief Administrative Officer, at (865) 437-5724 or Mark Loudermilk, the President and Chief Executive Officer of Foothills Bancorp, at (865) 738-2230. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).Participants in the SolicitationSmartFinancial, Foothills Bancorp and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Foothills Bancorp shareholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of SmartFinancial may be found in the definitive proxy statement of SmartFinancial filed with the SEC by SmartFinancial on April 2, 2018. This definitive proxy statement can be obtained free of charge from the sources indicated above. Information about the directors and executive officers of Foothills Bancorp will be included in the proxy statement/prospectus when filed with the SEC. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available.

 3  Legal Disclaimer  Forward-Looking StatementsCertain of the statements made in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements, including statements regarding the intent, belief, or current expectations of SmartFinancial’s management regarding the company’s strategic direction, prospects, or future results or the benefits of the proposed transaction, are subject to numerous risks and uncertainties. Such risks and uncertainties include, among others, (1) expected revenue synergies and cost savings from the proposed transaction or the recently completed mergers with Tennessee Bancshares, Inc. (the “Tennessee Bancshares merger”) and Capstone Bancshares, Inc. (the “Capstone merger”) may not be fully realized or may take longer than anticipated to be realized, (2) disruption from the proposed transaction, the Tennessee Bancshares merger, or the Capstone merger with customers, suppliers, or employee or other business relationships, (3) the occurrence of any event, change, or other circumstances that could give rise to the termination of the agreement and plan of merger, (4) the risk of successful integration of the two organizations’ businesses, (5) the failure of Foothills Bancorp’s shareholders to approve the agreement and plan of merger, (6) the amount of costs, fees, expenses, and charges related to the proposed transaction; (7) risks of expansion into new geographic or product markets, like the proposed expansion into the Nashville, TN MSA associated with the Tennessee Bancshares merger, (8) the ability to obtain required governmental and regulatory approvals for the proposed transaction, (9) reputational risk and the reaction of the parties’ customers to the proposed transaction, (10) the failure of the conditions to closing of the proposed transaction to be satisfied, (11) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by SmartFinancial’s issuance of additional shares of its common stock in the proposed transaction, (13) changes in management’s plans for the future, (14) prevailing economic and political conditions, particularly in our market areas, (15) credit risk associated with our lending activities, (16) changes in interest rates, loan demand, real estate values, and competition, (17) changes in accounting principles, policies, or guidelines, (18) changes in applicable laws, rules, or regulations, and (19) other competitive, economic, political, and market factors affecting our business, operations, pricing, products, and services. Certain additional factors which could affect the forward-looking statements can be found in SmartFinancial’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, in each case filed with or furnished to the SEC and available on the SEC’s website (www.sec.gov). SmartFinancial disclaims any obligation to update or revise any forward-looking statements contained in this presentation, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.Non-GAAP Financial Measures  Statements included in this presentation include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The non-GAAP financial measures used in this presentation include: (i) tangible common equity, (ii) tangible book value per share, (iii) net interest margin, taxable equivalent, and (iv) efficiency ratio. Tangible common equity excludes total preferred stock, preferred stock paid in capital, goodwill, and other intangible assets, and tangible book value per share reflects the per share value of tangible common equity. Net interest margin, taxable equivalent and the efficiency ratio include the tax equivalent adjustments on tax-exempt income. Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the company and provide meaningful comparisons to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider SmartFinancial's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

The SmartFinancial Story

- SmartBank was founded in 2007 as a de novo bank in East Tennessee and has grown to an approximate $2.2 billion-asset franchise through prudent organic growth and a thoughtful series of mergers (*pro forma for pending and recently completed transactions*)
- The core franchise in East Tennessee has been expanded into additional attractive markets in Alabama, Florida, and the Nashville MSA
- The corporate headquarters for holding company **SmartFinancial, Inc.** is based in Knoxville, TN
- The company's stock is traded on the Nasdaq Capital Market under the symbol "**SMBK**" and is included in several indexes, including the Russell 2000


SmartBank (legacy)
GulfSouth Private Bank
Cornerstone Community Bank
Cleveland, TN Branch
Capstone Bank
Southern Community Bank
Foothills Bank & Trust
(Today's Announcement)
Nashville
Murfreesboro
Memphis
Little Rock
Birmingham
Montgomery
Knoxville
Mobile
Pensacola
Panama City
New Orleans
Tallahassee

Map Sources: S&P Global Market Intelligence, ESRI

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SmartFinancial, Inc.

 An Emerging Southeast Acquirer  SmartFinancial is transforming into an experienced and preferred Southeast acquirer, having completed five transactions that added low-cost core deposits in attractive markets across three statesNearly three-fourths of the total franchise’s assets and core deposits, including the pro forma impact of this announced transaction, have been assembled through a careful series of acquisitions since 2012SmartFinancial continues to have ongoing discussions with potential targets in existing and contiguous markets  Source: S&P Global Market Intelligence

Disciplined Acquisition Strategy

- SmartFinancial has adhered to a disciplined set of merger criteria including:
  - No more than 3 years of initial TBV-per-share dilution
  - Meaningful EPS accretion in the first full year of operations
  - Conservative loan marks
  - Franchise additive
- SmartFinancial is committed to balancing organic growth with thoughtful acquisitions and will not make acquisitions simply for the sake of growth
- The table below shows the initial projected impacts of the three whole bank acquisitions announced within the last 5 quarters

Target	Announcement	TBV Earnback[1]	First Full Year EPS Accretion (Projected)	P/TBV (Announce)	Credit Mark Approach
Capstone Bank	May 2017	~ 3.0 years	25%	159%	>ALLL
Southern Community Bank	December 2017	< 2.5 years	10%	149%	>ALLL
Foothills Bank & Trust[2]	June 2018	~ 2.7 years	8%	168%	>ALLL

[1] Earnback periods and EPS accretion for previous deals were projected prior to federal tax reform and should be more favorable to shareholders under the lower corporate tax rate

[2] Pricing based on 20-day closing average in SMBK stock prior to announcement

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SmartFinancial, Inc.

 Transaction Overview

Foothills Overview

FOOTHILLS BANK & TRUST

Company Name	Foothills Bancorp, Inc.
Headquarters	Maryville, TN
CEO	Mark Loudermilk

Dollars in Thousands (Consolidated as of 03/31/18)	
Total Assets	214,576
Net Loans	153,034
Total Deposits	191,787
Tangible Common Equity	21,288
Net Income, 2017	1,497
Net Income, 2018[1]	2,472

Percentages (Bank Level, 1Q18 Annualized)	
ROAA	1.16
ROAE	11.96
Net Interest Margin	3.76
Efficiency Ratio	59.03
NPAs/Assets	0.00
Leverage Ratio	10.03
Total Capital Ratio	15.18
Noninterest Bearing Deposits/ Deposits	16.44

[1] *1Q18 figures on an annualized basis*

Knox – Blount – Sevier: Deposit Market Share

Rank	Institution	Market Share (%)	Deposits in Market ($mm)	Number of Branches
1	First Horizon National Corp.	19.10	2,989	33
2	SunTrust Banks Inc.	15.22	2,382	19
3	Regions Financial Corp.	10.76	1,684	22
4	Home Federal Bank of Tennessee	10.73	1,680	22
5	BB&T Corp.	6.26	981	15
6	Pinnacle Financial Partners Inc.	5.37	841	6
	Pro Forma	**4.94**	**774**	**8**
7	CNB Bancshares Inc.	4.73	741	16
8	**SmartFinancial Inc.**	**3.77**	**590**	**5**
9	Tennessee State Bancshares Inc.	3.43	537	14
10	FB Financial Corp.	2.64	414	4
11	Mountain Commerce Bancorp Inc.	2.50	392	2
12	Educational Services of America Inc.	2.48	387	3
13	Bank of America Corp.	2.15	336	3
14	Sevier County Bancshares Inc.	1.92	300	6
15	Twin Cities Financial Services Inc.	1.87	292	8
16	**Foothills Bancorp Inc.**	**1.17**	**184**	**3**
	Total For Insitutions In Market	**100.00**	**15,653**	**237**

Foothills Company Details

- Founded in 2007
- Strong asset quality and profitability
- Three branches in Knox and Blount counties
- Top 4 deposit market share among locally based banks in the Knoxville MSA

Source: S&P Global Market Intelligence
Note: Deposits for market share analysis are as of 06/30/17 FDIC deposit survey, adjusted for acquisitions

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SmartFinancial, Inc.

Transaction Rationale

Strategic

- Attractive financial transaction with strong geographic fit
- Good mix of synergistic opportunities and core market growth
- Meaningfully additive to SmartFinancial's 1%+ core ROAA run rate target

Markets & Growth

- Strengthens Tennessee footprint
- Improves market share position in the greater Knoxville region
- Adds scale in attractive home market

Financially Attractive

- 6.5% and 8.0% projected EPS accretion in 2019[1] and 2020[2], respectively
- Less than 3 years to earn back initial TBVPS dilution (crossover method)
- Cash IRR > 20%

Low Risk

- Conservative credit culture and credit marks
- In-market transaction
- Straightforward integration

(1) Based off mean consensus estimate from S&P Global Market Intelligence as of 06/27/18
(2) First full year of cost saves
Sources: Definitive Agreement, Company Documents

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SmartFinancial, Inc.

 Transaction Terms    (1) Based on SMBK’s 20-day average closing price of $25.44 as of 06/27/18(2) Based on Foothills Bancorp, Inc. unaudited financials as of 03/31/18Sources: Definitive Agreement, Company Documents    Consideration Form    90% Stock / 10% Cash (each shareholder receives stock and cash)    Per Share Consideration    0.666 SMBK share and $1.75 in cash per Foothills share  Implied Announced Price per Share1    Implied Common Price per Share1    $18.69  Aggregate Announced Transaction Value1    Announced Transaction Value1    $36.2 million  Management Retention    Management Retention    Key production personnel retained  Termination Fee    Termination Fee  [Consistent with termination fees for other transaction of this type]    $1.45 million    Required Approvals    Foothills shareholder and customary regulatory approvals    Expected Closing    4th Quarter 2018    Estimated Transaction Multiples2    Price/LTM EPS: 21.7xPrice/ 1Q18 EPS (Annualized): 14.9xPrice/ TBVPS: 167.8%TBVPS Dilution Earn Back: ~2.7 Years (crossover method)

Key Transaction Assumptions

Expected Cost Savings	▪ Cost savings target = 34% of seller's annual non-interest expense base ▪ 75% realized in 2019 ▪ 100% realized thereafter
Merger & Integration Costs	▪ Approximately $3.3 million in combined pre-tax merger expenses
Purchase Accounting & Other Adjustments	▪ Total loan fair value mark of $3.95 million ▪ Equals 2.5% on total loans ▪ Core Deposit Intangible = 1.6% of non-time deposits, S/L over 15 years
Treatment of Options	▪ 394,500 options cashed out for approximately $2.96 million ▪ Strike price of $10.00 per share and $17.50 cash value

Sources: Definitive Agreement, Company Documents

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SmartFinancial, Inc.

Knoxville, TN CSA

Knoxville has a strong business community, a diverse industrial base, and the steadying influence of a major university

Knoxville is a Desired Location for Business

- #5 "Best Place for Business and Careers" according to *Forbes*
- #9 "Hottest American City for Business Relocation and Expansion" according to *Expansion Management*
- Top 10 "America's Best Cities For Global Trade" according to *Global Trade*
- 20+ foreign countries have divisions or subsidiaries in the market

The University of Tennessee Drives Culture And Innovation

- One of the meccas of college football, drawing hundreds of thousands of fans to Neyland Stadium on fall weekends
- A student population of 28,000 and an annual $1.6B economic impact
- Large medical campus is one of four in the state system that produces many of Tennessee's doctors, dentists and nurses
- Tennessee is the #2 state for medical equipment and supplies exports ($3.4B in 2017)

Major Employers

Selected Data: Knoxville, TN CSA

Total Population: *(2018 Estimate)*	1,128,800
Projected 5-Year Population Growth: *(2023 Projection)*	3.64%
Median HH Income: *(2018 Estimate)*	$50,718
Projected %-year HHI Growth: *(2023 Projection)*	$55,874
Total Market Deposits: *(2017 FDIC deposit survey)*	$20.8B

Sources: Knox County Chamber of Commerce, UT Medical, Claritas, S&P Global Market Intelligence

Market is officially called the Knoxville-Morristown-Sevierville Combined Statistical Area (CSA)

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SmartFinancial, Inc.

 Foothills Bank & Trust Financial Highlights

 Balance Sheet Metrics  Total Assets ($000)  Total Loans and Leases ($000)  Total Deposits ($000)  NPAs / Assets  Source: S&P Global Market IntelligenceNote: Data is bank level for Foothills Bank & Trust

 Performance Ratios  Return on Average Assets   Return on Average Equity   Net Interest Margin  Efficiency Ratio  Source: S&P Global Market IntelligenceNote: Data is bank level for Foothills Bank & Trust

 Pro Forma Company

Pro Forma Footprint and Highlights


Nashville
TENNESSEE
Murfreesboro
Knoxville
Chattanooga
Huntsville
Birmingham
Tuscaloosa
ALABAMA
Montgomery
Mobile
Pensacola
Tallahassee
Panama City
FLORIDA

SmartFinancial, Inc.

Foothills Bancorp, Inc.

Pro Forma Highlights

Assets ($mm)	2,212
Loans ($mm)	1,719
Deposits ($mm)	1,902
TCE Ratio (%)	9.0%
Branches	29
Loans/Deposits	90%

Pro Forma as of 03/31/18, inclusive of Tennessee Bancshares merger

Combined TN Counties of Operation: Deposit Market Share

Rank	Institution	Market Share (%)	Deposits in Market ($mm)	Number of Branches
1	First Horizon National Corp.	20.71	6,279	64
2	SunTrust Banks, Inc.	15.30	4,638	47
3	Regions Financial Corp.	11.92	3,612	53
4	Pinnacle Financial Partners, Inc.	8.31	2,520	18
5	Home Federal Bank of Tennessee	5.54	1,680	22
	Pro Forma	**4.29**	**1,301**	**17**
6	Branch Banking and Trust Co.	4.17	1,165	25
7	Bank of America Corp.	3.84	1,117	12
8	**SmartFinancial, Inc.**	**3.68**	**1,117**	**14**
9	FB Financial Corp.	3.05	741	13
10	Citizens Holding Co.	2.44	569	16
23	**Foothills Bancorp, Inc.**	**0.61**	**184**	**3**
	Total For Insitutions In Market	**100.00**	**30,313**	**465**

Source: S&P Global Market Intelligence
Note: Deposits for market share analysis are as of 06/30/17 FDIC deposit survey, adjusted for acquisitions

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SmartFinancial, Inc.

Pro Forma Loan Composition   (1) Pro forma for 05/01/18 acquisition of Tennessee Bancshares, Inc. Source: S&P Global Market Intelligence

 Pro Forma Deposit Composition   (1) Pro forma for 05/01/18 acquisition of Tennessee Bancshares, Inc. Source: S&P Global Market Intelligence

 Billy Carroll  President & CEO(865) 868-0613Billy.Carroll@SmartBank.com  Miller Welborn  SmartFinancial, Inc.5401 Kingston Pike, Suite 600Knoxville, TN 37919  Chairman(423) 385-3067Miller.Welborn@SmartBank.com  Investor Contacts